Exhibit 99

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

CERBCO, Inc.

Annapolis, Maryland

We have audited the consolidated financial statements of CERBCO, Inc. and subsidiaries as of June 30, 2004 and for each of the two years in the period then ended, and have issued our report thereon dated August 12, 2004; such financial statements and report are included in this Annual Report on Form 10-KSB. Our audit was conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidating schedules as of, and for the year ended June 30, 2004 are presented for the purpose of additional analysis of the basic consolidated financial statements rather than to present the financial position and results of operations of the individual companies, and are not a required part of the basic consolidated financial statements. These schedules are the responsibility of the Company’s management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2004 consolidated financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/s/ Aronson & Company

ARONSON & COMPANY
Rockville, Maryland
August 12, 2004

CERBCO, Inc.

CONSOLIDATING SCHEDULE – STATEMENT OF OPERATIONS INFORMATION

YEAR ENDED JUNE 30, 2004

	CERBCO, Inc. Consolidated		Eliminations	CERBCO, Inc. Unconsolidated	INEI Corporation
Sales	$0	(A)	$(2,167,493)	$0	$2,167,493

Costs and Expenses:
Cost of sales	0	(A)	(2,271,529)	0	2,271,529
Selling, general and administrative expenses	1,788,614	(A)	(2,859,109)	1,788,614	2,859,109

Total Costs and Expenses	1,788,614		(5,130,638)	1,788,614	5,130,638

Operating Loss	(1,788,614)		2,963,145	(1,788,614)	(2,963,145)

Gain from sales of property and equipment	0		(5,995,242)	0	5,995,242
Investment Income	199,832	(A)	(17,823)	199,832	17,823
Interest Expense	0	(A)	22,333	0	(22,333)
Other Income	203,723	(A)	(85,112)	203,723	85,112

Loss Before Income Taxes	(1,385,059)		(3,112,699)	(1,385,059)	3,112,699

Provision for Income Taxes	0		(895,000)	0	895,000

Loss from Continuing Operations	(1,385,059)		(2,217,699)	(1,385,059)	2,217,699

Earnings from Discontinued Operations – Net	187,768	(A)(B)	187,768	0	0

NET LOSS	$(1,197,291	) (E)	$(2,029,931)	$(1,385,059)	$2,217,699

CERBCO, Inc.

CONSOLIDATING SCHEDULE – BALANCE SHEET INFORMATION

JUNE 30, 2004

	CERBCO, Inc. Consolidated		Eliminations	CERBCO, Inc. Unconsolidated	INEI Corporation
ASSETS
Current Assets:
Cash and cash equivalents	$7,001,946	(C)	$(8,661,396)	$7,001,946	$8,661,396
Marketable securities	9,515,871		0	9,515,871	0
Accounts receivable - net	47,320	(C)	(323,208)	47,320	323,208
Inventories	0	(C)	(114,296)	0	114,296
Cash surrender value of life insurance	0	(C)	(319,741)	0	319,741
Prepaid expenses and other	74,109	(C)	(88,993)	74,109	88,993

TOTAL CURRENT ASSETS	16,639,246		(9,507,634)	16,639,246	9,507,634

Investment in and Advances to Subsidiary:
Investment in subsidiaries	0	(D)	(3,246,647)	3,246,647	0
Intercompany receivables and payables	0		0	(31,329)	31,329

Property, Plant and Equipment - net of accumulated depreciation	5,089	(C)	(59,896)	5,089	59,896

Other Assets:
Cash surrender value of life insurance	2,010,532		0	2,010,532	0
Deposits and other	44,489		0	44,489	0
Total assets of discontinued operations	9,567,530	(C)	9,567,530	0	0

TOTAL ASSETS	$28,266,886		$(3,246,647)	$21,914,674	$9,598,859

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$195,156	(C)	$(956,918)	$195,156	$956,918
Accrued SERP liability	0		(346,221)	0	346,221

TOTAL CURRENT LIABILITIES	195,156		(1,303,139)	195,156	1,303,139
Other Liabilities:
Accrued SERP liability	3,050,334		0	3,050,334	0
Total liabilities of discontinued operations	1,983,299	(B)(C)	1,983,299	0	0

TOTAL LIABILITIES	5,228,789		680,160	3,245,490	1,303,139

Non-Owned Interests	5,049,073	(A)(D)	5,049,073	0	0

Stockholders’ Equity:
Common stock	119,749	(D)	(176,086)	119,749	176,086
Class B stock	29,046	(D)	(11,904)	29,046	11,904
Additional paid-in capital	7,578,028	(D)	(4,022,324)	7,578,028	4,022,324
Retained earnings	10,262,201	(D)(E)	(5,955,179)	10,942,361	5,275,019
Treasury stock	0	(D)	1,189,613	0	(1,189,613)

TOTAL STOCKHOLDERS’ EQUITY	17,989,024		(8,975,880)	18,669,184	8,295,720

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$28,266,886		$(3,246,647)	$21,914,674	$9,598,859

CERBCO, Inc.

CONSOLIDATING RECLASSIFICATION AND ELIMINATION ENTRIES

JUNE 30, 2004

(A)
Sales	$2,167,493
Investment income	17,823
Gain on sale of property and equipment	5,995,242
Other income	85,112
Cost of sales		$2,271,529
Selling, general and administrative expenses		2,859,109
Interest expense		22,333
Credit for income taxes		895,000
Earnings from discontinued operations - net		867,928
Non-owned interests		1,349,771
To reclassify the discontinued operations of INEI for the fiscal year ended June 30, 2004.
(B)
Earnings from discontinued operations	$680,160
Total liabilities of discontinued operations		$680,160
To adjust investment in INEI to fair value.
(C)
Accounts payable and accrued liabilities	$956,918
Accrued SERP liability	346,221
Total assets of discontinued operations	9,567,530
Cash and cash equivalents		$8,661,396
Accounts receivable		323,208
Inventories		114,296
Cash surrender value of life insurance		319,741
Prepaid expenses and other		88,993
Property, plant and equipment		59,896
Total liabilities of discontinued operations		1,303,139
To reclassify the assets and liabilities of discontinued operations at June 30, 2004.

(D)
Common stock	$176,086
Class B stock	11,904
Additional paid-in capital	4,022,324
Retained earnings	3,925,248
Treasury stock		$1,189,613
Non-owned interests		3,699,302
Investment in subsidiary		3,246,647
To eliminate investment in INEI at June 30, 2004.

(E)
Retained earnings	$2,029,931
Current year earning adjustments		$2,029,931
To close out impact of eliminating entries on statement of operations for 2004.